Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom
Citigate Sard Verbinnen
212/687-8080
LAWRENCE B. WEISSMAN TO JOIN LADENBURG THALMANN’S ASSET
MANAGEMENT SUBSIDIARY
NEW YORK, July 20, 2005 – Ladenburg Thalmann Financial Services Inc. (AMEX:LTS), a provider of retail and institutional securities brokerage, investment banking and asset management services, announced today the appointment of Lawrence B. Weissman, an experienced portfolio manager and securities industry executive. Mr. Weissman joins the Company’s asset management subsidiary, Ladenburg Thalmann Asset Management Inc., as the Chief Investment Strategist.
     Mark Klein, recently appointed Chief Executive Officer of Ladenburg, said, “As we work diligently to re-establish Ladenburg Thalmann as a preeminent investment firm, we are extremely pleased to welcome an individual of Larry’s talent to the Ladenburg family. His experience as one of Wall Street’s premiere mutual fund managers will be invaluable to Ladenburg and we are confident that Larry will be instrumental in our continuing efforts to build a world-class firm.”
     Mr. Weissman has over twenty years of experience in the securities industry, most recently employed by Citigroup Asset Management where he designed, developed and managed a midcap mutual fund and private accounts. Prior to Citigroup where he had been since 1997, Larry served as a portfolio manager at both Neuberger & Berman and TIAA-CREF. He graduated Cornell University with honors in 1983, received his MBA from Columbia University in 1985, and attained his CFA in 1987.

     In connection with his employment, Mr. Weissman has agreed to purchase 1,000,000 shares of the Company’s common stock at $0.45 per share (an aggregate purchase price of $450,000) and has committed to purchase an additional 1,000,000 shares of the Company’s common stock at $0.58 per share, solely through the use of compensation to be earned by him. Additionally, the Company has agreed to grant an option to Mr. Weissman to purchase up to 1,000,000 shares of the Company’s common stock at $0.58 per share. The option, which will expire ten years from the date of grant, will vest in four equal annual installments commencing on the first anniversary of the date of grant. The Company has also agreed that after the first year of Mr. Weissman’s employment, it would grant Mr. Weissman an additional option to purchase up to 500,000 shares of the Company’s common stock at the fair value on the date of grant. This option, which will expire nine years from the date of grant, will vest in three equal annual installments commencing on the first anniversary of the date of grant. These transactions, however, are subject to the prior written approval by the American Stock Exchange.
About Ladenburg Thalmann
     Ladenburg Thalmann Financial Services is engaged in retail and institutional securities brokerage, investment banking and asset management services through its principal operating subsidiary, Ladenburg Thalmann & Co. Inc. Founded in 1876 and a New York Stock Exchange member since 1879, Ladenburg Thalmann & Co. is a full service investment banking and brokerage firm based in New York City, with regional offices in Boca Raton, Florida; Los Angeles, California; Palo Alto, California; Lincolnshire, Illinois and Melville, New York. Ladenburg provides various services including corporate finance, asset management, brokerage, trading and research, principally for middle market and emerging growth companies and high net worth individuals.
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